EXHIBIT 99.1
                                                                    ------------


                      SIMTEK ANNOUNCES SHAREHOLDER MEETING


COLORADO SPRINGS, CO - April 23, 2004 - Simtek Corporation (OTC/BB: SRAM), a leading developer of next-generation nonvolatile memory products, will hold its annual shareholders meeting in Colorado Springs on May 24, 2004.

The meeting will start at 2:00 PM at the Radisson Inn North located at 8110 North Academy, Colorado Springs, CO 80920.


ABOUT SIMTEK

Simtek Corporation delivers fast re-programmable nonvolatile semiconductor memories. Information on Simtek products can be obtained from its web page: www.simtek.com; email: information@simtek.com; by calling (719) 531-9444; or fax
(719) 531-9481. The company is headquartered in Colorado Springs, Colorado, with international sales and marketing channels. Simtek is listed under the symbol SRAM on the OTC Electronic Bulletin Board.